                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. )*

                              Rand Logistics, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $.0001 Per Share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    752182105
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 1, 2006
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /x/ Rule 13d-1(c)

      / / Rule 13d-1(d)

--------
      * The  remainder  of this cover  page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 ("Act") or otherwise  subject to the  liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 2 of 12 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Islandia, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,362,107 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,362,107 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,362,107 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    15.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 3 of 12 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    John Lang, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,362,107 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,362,107 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,362,107 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    15.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 4 of 12 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Richard Berner
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,362,107 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,362,107 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,362,107 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    15.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 5 of 12 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Edgar Berner
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,362,107 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,362,107 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,362,107 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    15.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 6 of 12 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Thomas Berner
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,362,107 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              1,362,107 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,362,107 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    15.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 7 of 12 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            Rand Logistics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            461 Fifth Avenue, 25th Floor
            New York, New York 10017

Item 2(a).  Name of Person Filing:

            This  statement  is filed by  Islandia,  L.P.,  a  Delaware  limited partnership  ("Islandia"),  John Lang,  Inc., a New York corporation
            ("John Lang"),  Richard Berner, Edgar Berner and Thomas Berner. Each
            of  the  foregoing  is  referred  to  as a  "Reporting  Person"  and collectively  as the  "Reporting  Persons." John Lang is the general partner of  Islandia.  Richard  Berner  serves as  President of John
            Lang.  Each of Edgar  Berner  and  Thomas  Berner  serves  as a Vice
            President of John Lang. By virtue of their respective positions with
            John Lang,  each of Richard  Berner,  Edgar Berner and Thomas Berner has the sole power to vote and dispose of the shares of Common Stock beneficially owned by Islandia.  Accordingly,  the Reporting Persons are hereby filing a joint  Schedule 13G. Each of John Lang,  Richard
            Berner,   Edgar  Berner  and  Thomas  Berner  disclaims   beneficial
            ownership  of the  shares  of  Common  Stock  beneficially  owned by
            Islandia.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            485 Madison Avenue, 23rd Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            Islandia  is a Delaware  limited  partnership.  John Lang is a New
            York  corporation.  Each  of  Richard  Berner,  Edgar  Berner  and
            Thomas Berner is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.0001 per share

Item 2(e).  CUSIP Number:

            752182105

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 8 of 12 Pages
----------------------                                    ----------------------

Item        3. If this  statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
            or (c), check whether the person filing is a:

      (a)   / /   Broker or dealer registered under Section 15 of the Act (15
                  U.S.C. 78o).

      (b)   / /   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   / /   Insurance company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   / /   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   / /   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   / /   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   / /   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act (15 U.S.C. 80a-3).

      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

      (a)   Amount beneficially owned:

            1,362,107 shares*

      (b)   Percent of class:

            15.8% (based on 8,002,957  shares of Common Stock  outstanding as of
            November  17, 2006 as reported in the Issuer's  Quarterly  Report on
            Form 10-QSB filed with the  Securities  and Exchange  Commission  on
            November 20, 2006)

      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 9 of 12 Pages
----------------------                                    ----------------------

            1,362,107 shares*

      (ii)  Shared power to vote or to direct the vote

            0 shares

      (iii) Sole power to dispose or to direct the disposition of

            1,362,107 shares*

      (iv)  Shared power to dispose or to direct the disposition of

            0 shares

* Represents  762,107  shares of Common  Stock and warrants to purchase  600,000 shares  of  Common  Stock  owned by  Islandia.  By  virtue  of their  respective positions  with John Lang,  the  general  partner of  Islandia,  each of Richard
Berner,  Edgar Berner and Thomas  Berner has sole voting and  dispositive  power with respect to the shares of Common Stock beneficially owned by Islandia.  Each of  John  Lang,  Richard  Berner,  Edgar  Berner  and  Thomas  Berner  disclaims beneficial  ownership  of the  shares  of  Common  Stock  beneficially  owned by
Islandia.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification   and   Classification   of  the  Subsidiary  Which
            Acquired  the  Security  Being  Reported on by the Parent  Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Joint Filing Agreement filed as an exhibit hereto.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 10 of 12 Pages
----------------------                                    ----------------------

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 11 of 12 Pages
----------------------                                    ----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: January 19, 2007             ISLANDIA, L.P.

                                    By:   John Lang, Inc.
                                          General Partner

                                    By: /s/ Edgar Berner
                                       ---------------------------------------
                                    Name: Edgar Berner
                                    Title: Vice President

                                    JOHN LANG, INC.

                                    By: /s/ Edgar Berner
                                       ---------------------------------------
                                    Name: Edgar Berner
                                    Title: Vice President

                                    /s/ Richard Berner
                                    ------------------------------------------
                                    Richard Berner

                                    /s/ Edgar Berner
                                    ------------------------------------------
                                    Edgar Berner

                                    /s/ Thomas Berner
                                    ------------------------------------------
                                    Thomas Berner

----------------------                                    ----------------------
CUSIP No. 752182105                   13G                    Page 12 of 12 Pages
----------------------                                    ----------------------

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated January 19, 2007 (including amendments  thereto)  with respect to the Common Stock of Rand  Logistics,  Inc.
This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 19, 2007             ISLANDIA, L.P.

                                    By:   John Lang, Inc.
                                          General Partner

                                    By: /s/ Edgar Berner
                                       ---------------------------------------
                                    Name: Edgar Berner
                                    Title: Vice President

                                    JOHN LANG, INC.

                                    By: /s/ Edgar Berner
                                       ---------------------------------------
                                    Name: Edgar Berner
                                    Title: Vice President

                                    /s/ Richard Berner
                                    ------------------------------------------
                                    Richard Berner

                                    /s/ Edgar Berner
                                    ------------------------------------------
                                    Edgar Berner

                                    /s/ Thomas Berner
                                    ------------------------------------------
                                    Thomas Berner